Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ELECTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

Newport Beach, CA – June 11, 2010 – American Vanguard Corp. (NYSE:AVD) today announced that Mr. Alfred F. Ingulli and Mr. Esmail Zirakparvar were elected as new members to its Board of Directors.

Alfred F. Ingulli has served in a variety of executive management positions in the U.S. specialty chemicals industry. Most recently, he was Executive Vice President responsible for the highly profitable, $300 million global crop protection franchise of Crompton Corporation. He was also a member of Crompton’s executive management committee and has served on the Board of Directors of PBI/Gordon, Inc. and Gustafson, LLC, both companies with significant presence in the AgChemical business. Mr. Ingulli has served as a board member and chairman of CropLife America, the national trade organization representing companies that produce, sell, and distribute crop protection products in the United States.

Esmail Zirakparvar most recently served in a number of high level executive positions at Bayer CropScience AG – a multi-billion dollar global agricultural enterprise. With that firm, he has served as COO and member of the Board of Management in Germany; as Head of the Americas Region; as President & CEO of Bayer CropScience, LP – USA; and as a Member of the Bayer CropScience AG Executive Committee. Previously, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986 – 2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies.

Focusing on the exceptional value that these two new members can bring to the Company’s Board, Eric Wintemute, President & CEO of American Vanguard commented, “Alfred Ingulli brings an in-depth knowledge of our industry and extensive P&L operating experience in a business very similar to our own. Al can serve not only as a mentor to senior managers at the Company, but also as an advisor on implementing processes and allocating resources to improve profitability and efficiencies within our organization. His prior experience on audit and compensation committees will allow him to contribute immediately to those functions on our Board.”

He added, “Esmail Zirakparvar’s extraordinary international executive background includes hands-on experience in product development, regulatory compliance and project decision-making, as well as the integration, management and direction-setting for one of the largest global agricultural chemical companies. With this extensive experience, Esmail will give our Board a world-class sense of perspective and strategic direction and will be an invaluable asset in helping to guide American Vanguard’s future growth.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com